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                                                                   EXHIBIT 10(t)


                           LICENSE AND USE AGREEMENT

     THIS LICENSE AND USE AGREEMENT (this "License Agreement") is made and entered into as of the 30th day of June, 1998, by and between SEA PINES COMPANY, INC., a South Carolina corporation ("Licensor"), and CC-HILTON HEAD, INC., a Delaware corporation ("Licensee").

                               R E C I T A L S :

     WHEREAS, Tide Pointe Partners, an Ohio general partnership (the "Partnership"), is the owner of a certain senior living business and assets relating to the TidePointe Senior Living Community, located in Hilton Head Island, South Carolina (the "Project"), including without limitation The Rogers Center, LLC, a South Carolina limited liability company ("Rogers LLC"), a health center containing 44 skilled nursing beds and 33 assisted living units (the "Health Care Center"); Volare Systems Limited Liability Company, an Ohio limited liability company ("Volare"), which has the right to manage the Project; certain residential condominium units subject to the terms of The TidePointe Community Horizontal Property Regime, Master Deed, dated August 16, 1996; and other common elements as described in the master deed and certain land improved with roads, sanitary and storm sewers and utilities required for the future construction of garden style villa units in two and three story structures (collectively, the "Assets"); and

     WHEREAS, Licensee has agreed to purchase, upon the terms and conditions set forth in that certain Agreement of Purchase and Sale dated May 11, 1998, as amended, by and between Sea Pines/Tide Pointe, Inc., a South Carolina corporation ("SPTP"), the Partnership, Rogers LLC, Volare and Licensee (the "Purchase Agreement"), all of the Assets; and

     WHEREAS, Licensee desires to have the right to use the name "TidePointe, a Sea Pines Community" as the name of the Project and to use the name "Sea Pines" and the Sea Pines "lighthouse" logo in connection with the promotion and marketing of the Project; and

     WHEREAS, Licensee desires that Sea Pines confirm and continue its grant to residents of the Project of all resort amenities offered by Sea Pines to the members of the Sea Pines Country Club (the "Country Club") on the same terms as are granted to members of the Country Club; and

     WHEREAS, Licensor and Licensee have made certain other agreements as set forth herein;

     NOW, THEREFORE, for and in consideration of ten dollars ($10.00) paid by each party to the other, the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. GRANT OF LICENSE. Licensor hereby grants to Licensee the non-exclusive non-transferable right (except as otherwise provided herein) to use "TidePointe, a Sea Pines Community" as the name of the Project (the
"Project Name") and to use the trade name "Sea Pines" (the "Trade Name") and the Sea Pines "lighthouse" logo, a copy of which is attached hereto as Exhibit A, as
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modified by Licensor from time to time, (the "Logo") (collectively, the
"Trademarks") in connection with the promotion and marketing of the Project throughout the Term (as defined in Section 8). Except as set forth in Section 10 of this License Agreement, Licensor reserves the right, in its sole discretion, to continue to use the Trademarks in connection with the operation of its business and to grant licenses to any other persons or entities for the use of the Trademarks from time to time. License covenants that it shall at all times during which Licensee is using the Trademarks conduct its business or operations in a manner which does not materially injure the reputation or the value of the Trademarks. Licensor agrees that "Hyatt", "Classic Residence by Hyatt" and other forms of these names are trademarks, and Licensor shall not use such trademarks in any respect without Licensee's prior written consent, which Licensee may withhold in its discretion.

     2. OWNERSHIP OF THE SEA PINES NAME AND LOGO. As between Licensor and Licensee, Licensor represents, and Licensee acknowledges and agrees, that Licensor owns, and shall own, all right, title and interest in and to the words "Sea Pines" in the Project Name, the Trade Name and the Logo subject to the rights granted to Licensee hereunder, and Licensor shall protect its right and interest in the Trademarks and shall indemnify Licensee and its Affiliates against claims concerning Sea Pines' ownership of such Trademarks and its right to license such trademarks to Licensee.

     3. SCOPE OF LICENSE. Licensee agrees that the Trademarks shall only be used in connection with the promotion and marketing of the Project and that such use will be in accordance with all applicable federal, state and local laws, regulations, and ordinances. Licensee understands and agrees that this License Agreement and the license granted hereunder are limited solely to the use of the Trademarks in connection with the promotion and marketing of the Project, and this License Agreement neither permits nor implies the use of the Trademarks in connection with the provision of other services or the production of other goods by Licensee.

     4. TRANSFERABILITY OF LICENSE. This License Agreement and the rights and licenses granted hereunder shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors and assigns, including without limitation successor owners of the Project. Except as set forth specifically below, the rights and licenses granted hereunder may not be transferred or assignee without the prior written consent of Licensor. Provided that the assignee is also the assignee (whether by a general assignment or a collateral assignment) of all of the Assets (other than real property Assets sold in the ordinary course of business) and subject to the other terms and conditions of this License Agreement (including the obligation to pay the Fee (as defined in Section 7)):

          (a) the rights granted in Sections 5 and 6 may be assigned by Licensee, at its election and without Licensor's consent; and

          (b) The license granted in Section 1 may be assigned by Licensee to an Affiliate (as defined herein) or to a lender or other party as security for loans or other extensions of credit to Licensee without Licensor's prior written consent.

     The license granted in Section 1 may otherwise be assigned by Licensee only with Licensor's prior written consent, which consent will not be unreasonably withheld; provided, however, that if


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Licensor elects to withhold such consent, the Fee shall thereafter be reduced by an amount equal to $50,000 per annum.

     No assignment of this License Agreement or any portion hereof shall be valid or effective unless the assignee shall have assumed all of the obligations of the Licensee hereunder and agreed to be bound by the terms hereof, except as specifically set forth in this Section 4.

     As used herein, "Affiliate" shall mean (i) Classic Residence Management, Inc.; (ii) HG, Inc., a Delaware corporation ("HG"); or (iii)(A) any natural Person that is the immediate ancestor of Nicholas J. Pritzker, deceased, or any descendant of such immediate ancestor (and for this purpose an adopted natural Person shall be deemed to be the natural issue of his or her adopting parent) or the spouse of former spouse of any such descendant; (B) the trustee of any trust principally for the benefit of any natural Person described in (iii)(A) preceding; (C) any corporation or other entity of which the Controlling Persons, directly or indirectly, are Classic Residence Management, Inc., HG or any one or more of the persons or trustees described in (iii)(A) or (iii)(B) preceding; or
(D) any partnership of which the Controlling Persons, directly or indirectly, are Classic Residence Management, Inc., HG, or any one or more of the Persons described in (iii)(A), (iii)(B), or (iii)(C) preceding. "Controlling Persons" shall mean the Persons who have control of another Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through voting securities, by contract or otherwise. As used in this Section 4, "Person" shall mean any individual, partnership, corporation, trust or other entity or association.

     5. GRANT OF RIGHT TO USE AMENITIES. Licensor at all times shall, to the extent it is legally able to do so, cause the Country Club to grant to its members the right to retain their membership in the Country Club in the event such members move to the Project. In addition, Licensor at all times shall grant to residents of the Project all resort amenities offered by Licensor on substantially the same terms as are granted to members of the Country Club, including without limitation, the use of (a) the golf courses on Hilton Head Island owned by Licensor including the Ocean course, the Sea Marsh course, the Harbour Town course, and any additional golf courses which may be constructed and/or owned by Sea Pines or any of its affiliated companies on Hilton Head Island during the term of this License Agreement, (b) the Sea Pines Racquet Club, and (c) the Sea Pines Beach Club. The scope of the resort amenities described herein is consistent with the current practice enjoyed by the residents of the Project, and said grant is supplemental to and in confirmation of (and not in replacement for) the grants set forth in that certain Nonexclusive License for Amenities Use and Access Implementation Agreement (the "Association Agreement") issued in 1996 by Licensor in favor of The TidePointe Community Association, Inc. (the "Association").

     6. OTHER AGREEMENTS. In addition to the licenses and other rights granted in the Association Agreement, Licensor agrees, upon the request of and without additional charges to Licensee (other than as set forth in this License Agreement) and at Licensee's reasonable discretion, to:

         (a) Assist Licensee in negotiating a reasonable management agreement with the Association upon substantially the same terms as the existing agreement with Volare;


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     (b)  Assist Licensee in assigning, renegotiating or terminating, as the case may be, existing service or construction agreements;

     (c) Assist Licensee in negotiations or discussions in regards to local planning and zoning issues;

     (d) Assist Licensee in negotiating the potential purchase of adjacent land by Licensee for the potential expansion of the Project;

     (e) Provide the same level of support as it has historically provided to the Project with regard to local sporting events and general public relations in the community;

     (f) Provide to Licensee each year during the initial five years of the Term, the following use of Licensor's facilities and amenities, and admission to events held at such amenities, without charge to Licensee or the pass holder: (i) 48 starting times for individual rounds of golf on a space available basis; (ii) 15 grounds badges to the MCI Classic, Heritage of Golf Tournament; and (iii) 10 season tickets for the Family Circle Cup Tennis Tournament (or any substitute event); and

     (g) For the initial two (2) years of the Term, serve as the broker of record for sales of residential units at the Project, and in connection therewith Licensor shall: (i) maintain its residential brokerage license in full force and effect; (ii) engage as independent contractors those employees of Licensee designated by Licensee from time to time to serve as sales agents for residential units at no charge to Licensee or its employees; and (iii) generally provide marketing and sales support to the Project; provided that Licensee agrees to indemnify and/or hold Licensor harmless from and against any and all loss, cost, damage and expense which Licensor may suffer or incur as a result of serving as such broker of record except to the extent caused by the gross negligence, willful misconduct or unlawful acts or omissions of Licensor, provided that the costs and expenses of Licensor's general and administrative overhead are excluded from the foregoing indemnity, and provided further that Licensor shall be entitled to conduct such brokerage operation, and implement such policies and procedures, as are customary in the brokerage industry, upon such basis and in such manner as it deems appropriate under the circumstances in its reasonable discretion exercised in good faith.

7.   PAYMENTS TO THE LICENSOR

     (a) Fee. In consideration of the grant of rights and licenses, and the covenants and agreements, of Licensor contained herein, and irrespective of whether Licensee elects to exercise the right or to make use of the licenses granted in this License Agreement, Licensee shall pay to Licensor annual fees as follows: (a) commencing on the date hereof and continuing on July 1, 1999 and on each anniversary of such date through and including July 1, 2002, annual payments of $200,000 each (for a total of $1,000,000), and (b) commencing on July 1, 2000 and continuing through June 1, 2024, additional annual payments of $125,000 each, payable in monthly installments of $10,416.67 on the first day of ech calendar month (for a total of $3,125,000). Such amounts may be collectively referred to herein as the "Fee".


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     (b)  Subordination.  Notwithstanding any other provision of this License
Agreement, or any other agreement to which Licensee or a Licensee Affiliate (as defined herein), is a party, any and all payments of a Management Fee (as herein defined) to Manager (as defined herein) by any Person, shall not be paid to or accepted by Manager upon the occurrence of a Licensee Event of Default and while it is continuing, and all Management Fees shall be subordinate to the Fee and the payment of the Fee to Licensor. Notwithstanding the foregoing, Management Fees may be paid to and received by Manager at all times other than those during which a Licensee Event of Default (as defined in Section 8) has occurred and is continuing. Upon the occurrence of a Licensee Event of Default and while it is continuing, no payment of any Management Fee shall be made by Licensee or accepted by Manager until all payments of the Fee including all amounts due upon an acceleration of the Fee pursuant to this Section 7 or Section 8 of this License Agreement, have been paid in full. Licensee warrants, represents and covenants that, prior to the occurrence of a Sale Event, the manager of the Project and the only person to whom Management Fees will be paid is Classic Residence Management Limited Partnership ("Manager"), which also manages similar properties for Affiliates of Licensee. Contemporaneously with the execution of this License Agreement, Manager shall acknowledge and agree to the provisions concerning the Management Fees as provided herein in the form set forth in Exhibit B. Licensee further agrees that it shall not enter into any agreement pursuant to which it shall pay Management Fees to any Person without obtaining such person's acknowledgement of such agreement concerning Management Fees contained herein. The term "Management Fees'' shall mean all amounts paid to Manager as an "Annual Management Fee" as defined in Section 4.2 of the Management and Marketing Agreement of even date herewith between the Association and the Manager and in Section 4.2 of a Marketing and Management Agreement between Licensee and Manager concerning the Health Care Center (which shall be substantially identical to the Management and Marketing Agreement of even date herewith between the Association and Manager); provided, however, that under no circumstances shall either Management and Marketing Agreement be amended to reduce the Annual Management Fee to less than six percent (6%). A "Licensee Affiliate" shall mean an Affiliate (as defined in Section 4) or any other Person who controls, is controlled by, or is under common control with Licensee or a permitted successor or assign. As used in this Section 7, the term "Person" shall mean any natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership or other entity other than a natural person who is an employee of Licensee.

     (c) Sale Event. Upon any Sale Event (as defined herein), Licensor shall, upon the request of the Purchaser (as defined herein), negotiate in good faith to arrive at an arrangement pursuant to which Licensor is provided reasonable assurance satisfactory to Licensor that the Fees will be paid as provided in this License Agreement. If such negotiations are unsuccessful, Licensor shall have the right and option, exercisable only in connection with and payable at the time of the closing of a Sale Event (if ever), to receive an amount which is the present value of the balance of the Fee remaining to be paid over the Term. The discount rate applicable to any Sale Event which closes during the first three (3) years of the Term is eight percent (8%) per annum, while the discount rate applicable to a Sale Event which closes during the balance of the Term shall be twelve percent (12%) per annum. If


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     Licensor exercises said right and receives said payment, no further payment of the Fee shall be due from Licensee or the Purchaser, and this License Agreement shall continue in effect in accordance with its terms. If
     Licensor does not exercise such right, its option to accelerate the payments shall lapse upon the occurrence of the Sale Event with respect to such Sale Event, but it shall continue to apply to any subsequent Sale Event. "Sale Event" shall mean a sale of all or substantially all of the assets of Licensee, a sale of fifty percent (50%) or more of the voting or equity securities of Licensee, or a merger, consolidation, or other reorganization involving Licensee or involving a change in control of Licensee. A "Sale Event" shall not include any assignment or other transfer to a Licensee Affiliate or to a lender or other party as security for loans or other extensions to credit to Licensee. "Purchaser" shall mean a party or parties involved in a Sale Event other than Licensee.

     (d) Licensor's Option. At any time during the Term, upon written notice from Licensee to Licensor, Licensee shall have the right to accelerate the payment of the Fee, provided that the amount payable upon such acceleration shall be an amount which is the present value of the balance of the Fee remaining to be paid over the Term, discounted at the rate of eight percent (8%) per annum. If Licensee exercises such right and makes such payment, no further payment of the Fee shall be due from Licensee, and this License Agreement shall continue in effect in accordance with its terms.

     8. TERM; TERMINATION. The term (the "Term") of this License Agreement, and the licenses and rights granted to Licensee hereunder, shall commence on the date of this License Agreement and shall continue until June 30, 2024, unless earlier terminated as follows:

          (a)  upon the mutual agreement of both parties;

          (b) upon notice by Licensor to Licensee in the event that Licensee breaches any of its covenants or obligations under this License Agreement and, provided that such breach is capable of being cured, fails to cure such breach within thirty (30) days after written notice thereof by Licensor, or, if such cure cannot reasonably be completed with such thirty
     (30) day period, fails to promptly commence and diligently pursue such cure and actually cure such breach within a reasonable time thereafter;

          (c) immediately upon the filing of any petition in bankruptcy by or against Licensee or CC-Development Group, Inc. (a "CCHH Entity") (if against a CCHH Entity, Licensee shall have ninety (90) days to dismiss or otherwise terminate such bankruptcy); the application for or acquiescence in the appointment of a receiver, liquidator, custodian, trustee or similar officer for a CCHH Entity; an assignment for the benefit of creditors of a CCHH Entity, or a CCHH Entity shall be or become insolvent or unable generally to pay its debts as they become due; or

          (d) immediately at any time upon notice by Licensee to Licensor in the event that Licensor breaches any of its covenants or obligations under this License Agreement and, provided that such breach is capable of being cured, fails to cure such breach within thirty (30) days after written notice thereof by Licensee, or, if such cure cannot reasonably be

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     completed within such thirty (30) day period, fails to promptly commence and diligently pursue such cure and actually cure such breach within a reasonable time thereafter (a "Licensor Event of Default").

     Notwithstanding any provision of this License Agreement to the contrary, if Licensor notifies Licensee of a breach of Sections 1, 2 or 3 of this License Agreement pursuant to subsection (b) above and this License Agreement is terminated as a result of such breach and pursuant to said notice, such termination shall constitute a termination of this License Agreement as to the license granted in Section 1 hereof only and the provisions of this License Agreement, other than Sections 1 and 3, shall remain in full force and effect, including the obligation to pay the full amount of the Fee pursuant to Section 7 and the rights referred to in Sections 5 and 6, notwithstanding such termination. Further, notwithstanding any other provision of this License Agreement to the contrary, upon a termination of this License Agreement by Licensee pursuant to subsection (d) above, no further payment of the Fee shall be due after the effective date of termination. The occurrence of an event or events giving rise to a right on behalf of Licensor to terminate this License Agreement pursuant to subsections (b) or (c) above shall constitute a "Licensee Event of Default" and, in addition to the right to terminate this License Agreement, Licensor shall be entitled to accelerate all current and future payments of the Fee upon notice to Licensee. Notwithstanding any other provision of this License Agreement to the contrary, upon a Licensor Event of Default or a Licensee Event of Default, the non-defaulting party shall have all rights and remedies granted to it under this License Agreement, at law or in equity and may exercise such rights in such manner as the non-defaulting party shall elect, and the non-defaulting party's election to exercise one or more of the rights or remedies available to it shall not constitute a waiver of any of its other rights or remedies.

     9. EFFECT OF TERMINATION. Upon termination of this License Agreement or the licenses or rights granted in Section 1 hereof, Licensee, at its sole expense, shall cease using the Trademarks in connection with the Project and the marketing and promotion of the Project, and shall cease using and destroy or return to Licensor any and all property containing or displaying the Trademarks, including but not limited to all signage of the Project.

     10. NONCOMPETITION COVENANT. During the term of this License Agreement, neither Sea Pines nor any of its affiliates shall own any interest in, manage or operate a continuing care retirement community in the State of South Carolina, nor shall any Sea Pines entity grant or license the use of any trade name or trade mark of Sea Pines to any continuing care retirement community in the State of South Carolina.

     11. OTHER AGREEMENTS. Upon the execution of this Agreement, Licensor agrees to cause SPTP, its wholly-owned subsidiary, to execute and deliver a cancellation of the mortgage executed by the Partnership in favor of SPTP, dated August 4, 1994 and recorded in Beaufort County, South Carolina in Book 723 at page 1426 with respect to the real property owned by the Partnership, and to mark "PAID IN FULL" on the face of the promissory note secured by such mortgage. Neither party shall record this License Agreement in the land records of Beaufort County, South Carolina without the prior written consent of the other party.


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     12.  MISCELLANEOUS.

         (a) Severability. Each provision of this License Agreement is intended to be and shall be deemed a severable unit. If any court of competent jurisdiction determines that any portion of one or more of the provisions contained in this License Agreement is invalid, illegal or unenforceable in any respect, such holding shall not affect the validity or enforceability of any other provision of this License Agreement, and this License Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this License Agreement.

         (b) Notices. All notices, consents, approvals and the like required under any of the provisions of this License Agreement shall be in writing and shall be deemed to be effective (a) if personally delivered or sent by overnight courier (such as Federal Express), upon delivery, (b) if sent by facsimile, upon successful transmission, or (c) is sent by U.S. Mail registered or certified, return receipt requested, with sufficient postage affixed thereto, four (4) days after being mailed, addressed as follows:

                 (i)  If to Licensee, to:

                      c/o Classic Residence by Hyatt
                      200 West Madison
                      Suite 3700
                      Chicago, Illinois 60606
                      Attn: John Kevin Poorman
                            Executive Vice President
                      Facsimile Number: (312) 750-8597

                 (ii) If to Licensor, to:

                      Sea Pines Company, Inc.
                      32 Greenwood Drive
                      Hilton Head Island, South Carolina 29928
                      Facsimile Number: (803) 842-1464
                      Attn: Michael E. Lawrence

or as may be otherwise specified by any party by notice to the other party.

         (c) Amendments and Waivers; Cumulative Remedies. This License Agreement may not be amended or modified in any manner except by an instrument in writing signed by each of the parties. The failure of any party to enforce at any time any of the provisions of this License Agreement shall in no way be construed to be a waiver of any such provision or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this License Agreement shall be held to be a waiver of any other or subsequent breach. Furthermore, all remedies are cumulative, including the right of either party to seek equitable relief in addition to money damages.


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          (d)  Law Applicable. This License Agreement shall be governed, construed, and enforced in accordance with the laws of the State of South Carolina.

          (e) No Merger. This License Agreement shall survive the closing of the Purchase Agreement and shall not merge into any of the documents executed by Licensor or Licensee or its Affiliates at closing. This License Agreement, and the Subordination Agreement executed by the Manager, constitute the sole and entire agreement between the parties with respect to the subject matter hereof. No other writing or documents, course of prior dealings between the parties, and no usage of the trade shall be relevant or admissible to supplement, explain, or vary the terms of this License Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this License Agreement even though the accepting party has knowledge of the nature of the performance and an opportunity to make objection. No other representations, understandings, or agreements have been made or relied upon in the making of this License Agreement other than those specifically set forth in this License Agreement.

          (f) Authorization. Each party hereto warrants and represents that the execution, delivery and performance of this License Agreement have been fully authorized by their respective boards of directors, and no other consents or approvals of any other persons or entities are required. The parties hereto further warrant and represent that, upon its execution and delivery by the undersigned, this License Agreement shall be binding upon the parties hereto and enforceable in accordance with its terms. This License Agreement may be executed in two or more counterparts.

          (g) Expenses. In the event either party initiates litigation to enforce its rights under this License Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including attorney's fees, from the non-prevailing party.


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     IN WITNESS WHEREOF, the parties have executed this License Agreement as of the day and year first above written.

                                             CC-HILTON HEAD, INC.

                                             By: /s/ John Kevin Poorman
                                                ------------------------
                                                Title: EVP

                                             SEA PINES COMPANY, INC.

                                             By: /s/ Michael E. Lawrence
                                                ------------------------
                                                Title: President


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